News Release                                                          [UPR LOGO]
--------------------------------------------------------------------------------


                     UPR EXTENDS EXPIRATION OF TENDER OFFER
                          FOR PENNZOIL TO NOVEMBER 24

Fort Worth, TX, October 29, 1997 -- Union Pacific Resources Group Inc. [NYSE; UPR] today announced that the $84 per share all cash tender offer of UPR and its wholly owned subsidiary, Resources Newco, Inc., for shares of Pennzoil Company has been extended to midnight New York time November 24, 1997. The offer was previously scheduled to expire on November 5, 1997.

UPR said it was extending the offer for a number of reasons, including ongoing assessments of litigation involving the disclosure of Pennzoil's strategic plan and of drilling results from Pennzoil's Karabakh prospect in the Caspian Sea.

At the close of business, October 28, 1997, a total of 15,631,890 shares still remained tendered. Normal practice is for many investors to withdraw their shares temporarily after the initial expiration in order to give themselves trading flexibility prior to re-tendering at a later date.


                                      # # #

Media Contact:                                 Investor Relations Contact:
Walter Montgomery                              Michael Liebschwager
212-484-6721                                   817-877-6531